CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 13 to Registration Statement File No. 333-72714 on Form N-4 (the "Registration Statement") of (1) our report dated April 9, 2008, relating to the financial statements of the Subaccounts of MONY Variable Account A of MONY Life Insurance Company and (2) our report dated April 4, 2008, relating to the financial statements of MONY Life Insurance Company and Subsidiaries, each of which appears in such Registration Statement. We also consent to the references to us under the headings "Financial statements" and "About our independent registered public accounting firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
New York, New York
April 24, 2008